EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into as of May 5, 2014 (the “Effective Date”), is by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Craig Shore, an individual (the “Executive”). This Agreement amends and restates, in its entirety, the Employment Agreement entered into on November 24, 2010 (the “Prior Agreement”), by and between the Executive and InspireMD Ltd., a wholly owned subsidiary of the Company (“Subsidiary”).

PRELIMINARY STATEMENTS

A.         The Company desires to employ the Executive as its Chief Financial Officer and Chief Administrative Officer and the Executive desires to be employed by the Company as its Chief Financial Officer and Chief Administrative Officer.

B.         The Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understanding with respect to the employment of the Executive as its Chief Financial Officer and Chief Administrative Officer.

C.         Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I.           EMPLOYMENT AND DUTIES

1.1         Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as the Chief Financial Officer and Chief Administrative Officer of the Company, and be appointed to serve as the Chief Financial Officer and Chief Administrative Officer of Subsidiary. The Executive shall be the senior most financial and administrative officer of the Company and Subsidiary, shall report to the Chief Executive Officer of the Company, and shall have such power and authority and perform such duties, functions and responsibilities as are associated with an incident to such positions, and as the Chief Executive Officer may from time to time require of him; provided, however, that such authority, duties, functions and responsibilities are commensurate with the power, authority, duties, functions and responsibilities generally performed by Chief Financial Officers and Chief Administrative Officers of public companies which are similar in size and nature to, and the financial position of, the Company, including, but not limited to, appropriate involvement in meetings of and exposure to the Board and its committees. The Chief Executive Officer shall be entitled to change the Executive’s duties in accordance with the Company’s needs, as determined in the Chief Executive Officer’s sole discretion, and such changes shall not be deemed to cause an adverse change in the Executive’s terms of employment and shall not give rise to any claim by the Executive against the Company in this regard. The Executive also agrees to serve, if elected, as an officer of any other direct or indirect subsidiary of the Company or Subsidiary, in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder (including for purposes of the definition of Good Reason). The Executive acknowledges and agrees that his duties shall include travel outside of Israel as may be necessary in order to fulfill his duties hereunder, as determined by the Chief Executive Officer in his sole discretion. The Company and the Executive confirm and agree that this Agreement is a personal employment contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

1.2         Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or Disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees, (b) serve on three (3) for-profit corporate boards at any one time (provided that such activities do not create a conflict with Executive’s employment hereunder as determined by the Chief Executive Officer in his reasonable discretion), (c) deliver lectures or fulfill speaking engagements, or (d) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. The Executive must request the Chief Executive Officer’s prior written consent to serve on a corporate board, which consent shall be at the Chief Executive Officer’s reasonable discretion and only so long as such service does not interfere with the performance of his responsibilities hereunder.

1.3         Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until 11:59 p.m. Eastern Time on April 20, 2017 (the “Initial Term”) unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on April 21, 2017 and on each and every April 21st thereafter (each such extension, the “Renewal Term”) unless either party gives the other party written notice of its or his election not to extend such employment at least six months prior to the next April 21st renewal date. Further, if a Change in Control occurs when less than two full years remain in the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change in Control Date and thereafter shall terminate on the second anniversary of the Change in Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change in Control, are collectively referred to herein as the “Term.” In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement (except as expressly provided herein) and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, plus specified provisions of Articles IV and V to the extent they relate to termination of employment after expiration of the Term, which shall survive the termination or expiration of this Agreement for any reason.

1.4         Use of Company Property. The Company shall provide the Executive with a computer or laptop computer as well as an email account for his use in fulfilling his duties under this Agreement. The Executive acknowledges that such computers and email account are the sole property of the Company. Therefore, the Executive shall (i) not use such computers and email account for personal use; and (ii) irrevocably empower and authorize the Company to monitor and/or save any communication made by the Executive through such computers and email account. Accordingly, such monitoring shall not be considered to be a breach of the Executive’s right for privacy under any circumstances.

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II.          COMPENSATION

2.1         General. The base salary (as set forth in Section 2.2) and Incentive Compensation (as defined in Section 2.3) payable to the Executive hereunder, as well as any stock-based compensation, including stock options, stock appreciation rights and restricted stock grants, shall be determined from time to time by the Board and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of the Company’s Amended and Restated 2011 Umbrella Option Plan or other stock-based compensation plans as the Company may establish from time to time (collectively, the “Plans”). The Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. For the avoidance of doubt, in providing any compensation payable in stock, the Company may withhold, deduct or collect from the compensation otherwise payable or issuable to the Executive a portion of such compensation to the extent required to comply with applicable tax laws to the extent such withholding is not made or otherwise provided for pursuant to the agreement governing such stock-based compensation.

2.2         Base Salary.

(a)          The Executive shall be paid a base salary of no less than US$18,350 per month (US$220,200 on an annualized basis) while he is employed by the Company during the Term, retroactive to January 1, 2014; provided, however, that nothing shall prohibit the Company, to the extent permitted by law, from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The Executive’s base salary shall be reviewed annually by the Chief Executive Officer for increase (but not decrease, except as permitted above) as part of the Company’s annual compensation review.

(b)          As the Executive is employed by the Company in a senior managerial position involving a fiduciary relationship between the Executive and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Executive or to his employment with the Company, and the Executive shall not be entitled to any compensation in respect of such law. The Executive acknowledges that the compensation set for him under this Agreement includes compensation that would otherwise be due to the Executive pursuant to such law.

(c)          Subject to Sections 3.3 and 3.5 below, the base salary shall be comprehensive and all-inclusive in that it shall be deemed to represent the Executive’s entire compensation for his employment and work under this Agreement, including those social benefits which can be embodied under law in his base salary, except where it is otherwise specifically set forth in this Agreement.

2.3         Bonus or other Incentive Compensation. During the Term, the Executive shall be eligible to receive annual bonus compensation in an amount equal to 45% of his then-base salary (the “Annual Bonus”) upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the Executive (the “Goals”). The Goals shall be based 40% on financial target objectives, 20% on pipeline target objectives (by way of example, for 2014, the Carotid launch, DES project definition, and Peripheral CE Mark), 20% on clinical target objectives (by way of example, for 2014, MASTER II enrollment and Carotid CARE study enrollment), and 20% on partnership target objectives (by way of example, for 2014, the execution of two partnership agreements). Further, the financial target objectives shall be based 75% on the Company’s revenues and 25% on cash management. The Executive shall receive 100% of the Annual Bonus if he achieves 100% of the Goals. If the Executive achieves less than 100% but at least 70% of the Goals, then the Executive shall receive the corresponding percentage of the Annual Bonus. By way of example and for illustrative purposes only, if the Executive achieves 85% of the Goals, then he would receive 85% of the Annual Bonus. If the Executive achieves less than 70% of the Goals, then he will not receive the Annual Bonus. In the event the Executive’s actual performance exceeds the Goals, the Board may, in its sole discretion, pay the Executive bonus compensation of more than 100% of the Annual Bonus. In each case, the Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year. In addition to the Annual Bonus, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3, the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing. The payment of any Incentive Compensation shall be subject to all federal, state and withholding taxes, social security deductions and other general taxes and any other withholding obligations required by applicable law. Payment of Incentive Compensation with respect to a particular calendar year during the Term does not guarantee the award or payment of Incentive Compensation in any subsequent calendar year.

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2.4         Stock Compensation. The Executive shall be considered for grants under the Plans no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board. Each grant will be subject to a separate award agreement between the Company and the Executive under the Plans, and, with respect to any awards that are options, will have an exercise price equal to the fair market value of the Company’s common stock as determined by the Board as of the date of grant under the Plans and will be subject to a three-year vesting period subject to the Executive’s continued service with the Company (as defined in the Plans), with one-third of each additional grant vesting equally on the first, second, and third anniversary of the date of grant for such awards.

III.         EMPLOYEE BENEFITS

3.1         General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2         Employee Benefits. During the Term and subject to any contribution therefor generally required of senior executives of the Company, the Executive shall be entitled to participate in such employee benefit plans and benefit programs as are made available by the Company to the Company’s senior executives. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

3.3         Vacation. The Executive shall be entitled to 21 Business Days vacation for each calendar year of work or as prescribed by the Annual Leave Law (5711-1951), whichever is more beneficial to the Executive.

3.4         Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

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3.5         Manager’s Insurance.

(a)          The Company shall purchase a Manager’s Insurance Policy (the “Policy”) for the Executive through an insurance company chosen by the Executive, and shall pay a sum equal to 15.83% of the Executive’s base salary towards such Policy, of which 8.33% shall be on account of severance pay and 5.0% on account of pension fund payments, and up to a further 2.5% of the Executive’s base salary on account of disability pension payments. The Company shall deduct 5.0% from the Executive’s base salary to be paid on the Executive’s behalf toward such Policy.

The parties further agree that during the Term, the Company shall be the sole owner of the Policy. Upon the termination of the Executive’s employment with the Company for any reason other than for Cause, the Company shall transfer title to the Policy to the Executive.

(b)          The amounts which the Executive is entitled to receive from the Policy accruing from disbursements paid by the Company towards the Policy on account of the severance pay portion shall be credited against any obligation the Company may have to pay severance pay under the law. Notwithstanding the foregoing, no amount which the Executive is entitled to receive from the Policy shall be credited against any amounts due to the Executive pursuant to Section 5.1, 5.2 or 5.3 below.

3.6            Education Fund. The Company shall pay an amount equal to 7.5% of the Basic Salary for the preceding month to an Education Fund (Keren Hishtalmut) designated by the Executive (the “Education Fund”), and shall deduct from the Basic Salary an amount equal to 2.5% of the Basic Salary for the preceding month and pay the same to the Education Fund Use of these funds shall be in accordance with the by-laws of the Education Fund. The Executive acknowledges and understands that Company’s contributions to the Education Fund exceeding the highest amount recognized as tax free by the tax authorities shall be an income of the Executive and shall be taxed accordingly, and all taxes and mandatory payments imposed on such additional income shall be exclusively born by the Executive.

3.7         Recuperation Pay (Dmei Ha’vraa). The Executive shall be entitled to recuperation pay for a certain number of days, as provided by law.

3.8         Sick Leave. The Executive shall be entitled to paid sick leave as provided by law.

3.9         Taxes. Any taxes imposed on the benefits granted to the Executive under this Article III or upon other perquisites provided by the Company to the Executive, including, without limitation, the use of an automobile purchased or rented by the Company or the use of a cellular telephone, shall be paid solely by the Executive and such taxes may be withheld by the Company pursuant to Section 7.6.

3.10       Company Automobile. The Company shall provide the Executive an automobile, either purchased or rented by the Company, for the Executive’s use in connection with the performance of his duties hereunder and for his reasonable personal use. The Company shall pay all maintenance, repair, gasoline, and operating expenses attributable to the reasonable use of such automobile for up to 25,000 kilometers per year, and the Executive shall pay the Company US$0.10 per kilometer thereafter, which amount the Company may deduct from other compensation payable to the Executive under this Agreement. The Executive shall be liable for all traffic or parking fines or penalties assessed on such automobile and shall reimburse the Company for any such fines or penalties paid by the Company, which amount the Company may deduct from other compensation payable to the Executive under this Agreement. The Executive shall return the automobile to the Company immediately upon the Executive’s termination of employment.

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IV.          TERMINATION OF EMPLOYMENT

4.1         Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2         Death. The Executive’s employment hereunder shall terminate upon his death.

4.3         Disability. In the event the Executive incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Executive’s employment during or after the Term by delivering a Notice of Termination (as defined in Section 4.7) to the Executive 30 days in advance of the date of termination.

4.4         Termination without Cause. The Company may terminate the Executive’s employment at any time during or after the Term without Cause by delivering to the Executive a Notice of Termination 90 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.8 and otherwise cease performing his duties hereunder. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.

4.5         Cause. The Company may terminate the Executive’s employment at any time during or after the Term for Cause by delivering a Notice of Termination to the Executive. The Notice of Termination shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof. A Notice of Termination for Cause may not be delivered unless in conjunction with such Board meeting the Executive was given reasonable notice and the opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote.

4.6         Termination by the Executive. The Executive may terminate his employment at any time during or after the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). The Executive may also terminate his employment within the Change in Control Period for Good Reason (a “Good Reason Termination”). For purposes of this Agreement, neither a Voluntary Termination nor a Good Reason Termination shall include a termination of the Executive’s employment by reason of death. Neither a Voluntary Termination nor a Good Reason Termination shall be considered a breach or other violation of this Agreement.

4.7         Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. It must also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, other than in the event of a Voluntary Termination or termination without Cause. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

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4.8         Resignations. Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Section 4.4, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Company Group.

4.9         Advance Notice Law. Subject to any provision under this Article IV which is more favorable to the Executive than any other right prescribed by law, each party shall assume all rights and obligations under the Law for Advance Notice on Dismissal and Resignation (5752-2001) (the “Advance Notice Law”). During the notice period required by the Advance Notice Law, the Executive, if so requested by the Company, shall continue to perform his duties, cooperate with the Company, and use his best efforts to assist in the integration into the Company’s organization the person or persons who will assume the Executive’s responsibilities. If, however, the Company does not require the Executive to continue to perform his duties, whether in whole or in part, during the notice period required by the Advance Notice Law, the Company’s obligation to pay the Executive’s base salary through the end of such advance notice period shall terminate upon the Executive’s employment or engagement in any manner that would not be permitted under this Agreement while the Executive is still employed by the Company.

V. PAYMENTS ON TERMINATION

5.1         Death; Disability; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, or 4.4, in addition to any amounts the Executive is entitled to receive under the Policy pursuant to Section 3.5, the Executive shall be entitled to the payment and benefits set forth below only. If at any time after the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, or 4.4, in addition to any amounts the Executive is entitled to receive under the Policy pursuant to Section 3.5, the Executive shall be entitled to the payment and benefits set forth in (a), (b) and the specified provisions of (c) only.

(a)          any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law; provided, however, that the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs and based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated (based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3), it being understood that the Executive’s termination of employment shall not be used to disqualify the Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled (based on the percentage of the Goals actually achieved by the Executive as described in Section 2.3). The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to senior executives of the Company (“Severance Bonus Payment Date”) but in no event later than two and one-half months after the end of such fiscal year.

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(b)          a one-time lump sum severance payment in an amount equal to the sum of (i) 100% of the Executive’s Base Amount and (ii) the cost to the Company of providing the automobile to the Executive, as provided in Section 3.9, for the 12 months immediately preceding the date of termination. The lump sum severance payment shall be paid on the Company’s first payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(c)          to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 12 months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 12-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

(d)          reimbursement of reasonable, documented outplacement expenses actually incurred by the Executive and directly related to the termination of the Executive’s employment with the Company, provided that (i) such expenses are incurred within the taxable year of the Executive’s termination of employment; (ii) the aggregate amount of reimbursement available for such outplacement expenses shall be $30,000; and (iii) reimbursement of such expenses shall be made by the Company within 10 business days after it receives documentation of such expenses from the Executive, provided that no reimbursements shall be made after the end of the taxable year following the taxable year in which the Executive’s employment with the Company ended.

(e)          50% of all unvested stock options granted to the Executive under the Plans shall vest on the date of termination and become immediately exercisable, and all vested stock options granted to the Executive under the Plans, including such stock options that become vested pursuant to this Section 5.1(e), shall remain exercisable until the earlier of (i) two years from the date of termination or (ii) the latest date that each stock option would otherwise expire pursuant to the terms of the applicable award agreement had the Executive’s employment with the Company not terminated. The extension of the exercise period set forth in this Section 5.1(e) shall occur notwithstanding any provision in the Plans or any related award agreements that provide for a lesser vesting or shorter period for exercise upon termination by the Company without Cause; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans.

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Any payments by the Company under Section 5.1(b) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability to the extent such reduction is permitted by, and does not trigger an impermissible change in time or form of payment under, Section 409A of the Code.

5.2         Termination for Cause; Voluntary Termination. If at any time during or after the Term the Executive’s employment with the Company is terminated for Cause under Section 4.5 or upon a Voluntary Termination under Section 4.6, the Executive shall be entitled to only the following:

(a)          any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination. Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

(b)          whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3         Termination following a Change in Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change in Control. However, if during a Change in Control Period during or after the Term, (a) the Executive terminates his employment with the Company due to a Good Reason Termination under Section 4.6, or (b) the Company terminates the Executive’s employment pursuant to Section 4.4, in addition to any amounts the Executive is entitled to receive under the Policy pursuant to Section 3.5, the Executive shall be entitled to the lump sum severance payment under Section 5.1 and all stock options, stock appreciation rights or similar stock-based rights granted to the Executive shall vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to the Executive shall immediately lapse. The terms and rights with respect to such payments shall otherwise be governed by Section 5.1. No other rights result from termination during a Change in Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change in Control if such Plans or award documents grant greater rights than are set forth herein.

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5.4         Release. The Company’s obligation to pay or provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that he execute and not breach or rescind a release relating to employment matters and the circumstances surrounding his termination in favor of the members of the Company Group and their officers, directors and related parties and agents, in a form reasonably acceptable to the Company at the time of the Executive’s termination of employment. The Company shall deliver such release to the Executive within three business days following his termination of employment and the Executive shall be obligated to sign and return the release to the Company within 45 days of receipt of such release to receive any benefits or payments following termination.

5.5         Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Company Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.4.

5.6         No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7         Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Company Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Company Group (including as a result of changes in (or of) control or similar Change in Control events), unless the Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Company Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

5.8         No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

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5.9         Adjustments Due to Excise Tax.

(a)          If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b)          In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c)          The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

VI.          PROTECTIVE PROVISIONS

Since the Executive will be serving as the Chief Financial Officer and Chief Administrative Officer and will have access to Confidential Information of the Company Group, the Executive agrees to the following restrictive covenants.

6.1         Noncompetition. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Company Group and for a one-year period thereafter (the “Restricted Period”), the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company.

6.2         No Solicitation or Interference. During the Restricted Period (other than while an employee acting solely for the express benefit of the Company Group), the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

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(a)          request, induce or attempt to influence (i) any customer of any member of the Company Group, who was a customer of any member of the Company Group at any time during the two-year period prior to the Executive’s date of termination, to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Company Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Company Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee of the Company Group;

(b)          solicit from or sell to any customer any products or services that any member of the Company Group provides or is planning to provide to such customer and that are the same as or substantially similar to the products or services that any member of the Company Group, sold or provided while the Executive was employed with, or providing services to, any member of the Company Group;

(c)          contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Company Group during the two-year period prior to the Executive’s date of termination, or (ii) any past or present business of any member of the Company Group;

(d)          request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Company Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Company Group; or

(e)          otherwise interfere with the relationship of any member of the Company Group with any Person which is, or within one-year prior to the Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Company Group.

6.3         Confidential Information. During the period of the Executive’s employment with the Company or any member of the Company Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Company Group). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of inappropriate disclosure or use by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.1, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided to the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Company Group if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

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6.4         Inventions.

(a)          The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any other member of the Company Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Company Group or that result from any work performed by the Executive for any member of the Company Group.

(b)          The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Company Group) and are hereby assigned to the Company (or applicable member of the Company Group). During the term of the Executive’s employment with the Company (or any other member of the Company Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Company Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c)          The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Company Group or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Company Group or to the actual or demonstrably anticipated research or development of any member of the Company Group; and (iv) that does not result from any work performed by the Executive for any member of the Company Group.

6.5         Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are in the possession or under the control of the Executive.

6.6         Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Company Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Company Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Company Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Company Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

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6.7         Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI, including, without limitation, the Restricted Period, will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII.         MISCELLANEOUS

7.1         Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

InspireMD, Inc.

Attn: Chief Executive Officer

4 Menorat Hamaor St.

Tel Aviv, Israel 67448

Telephone: +972 3 691 7691

Facsimile: +972 3 691 7692

With a copy which shall not constitute notice to:

Haynes and Boone, LLP

Attn: Rick A. Werner, Esq.

30 Rockefeller Plaza, 26th Floor

New York, NY 10112-0015

Telephone No.: (212) 659-4974

Facsimile No.: (212) 884-8234

Email: rick.werner@haynesboone.com

If to the Executive:

At the most recent address on file with the Company

7.2         Legal Fees. The parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company and the Executive each shall be responsible for their own fees, costs and expenses.

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7.3         Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4         Entire Agreement. This Agreement and the Indemnity Agreement by and between the Company and the Executive dated March 31, 2011 (the “Indemnity Agreement”) represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Subsidiary and the Executive relating to the Executive’s employment by the Company, including, without limitation the Prior Agreement. Nothing in this Agreement shall modify or alter the Indemnity Agreement or alter or impair any of the Executive’s rights under the Plans or related award agreements. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Company Group), this Agreement shall control.

7.5         Amendment; Modification. Except for increases in base salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, or changes that are expressly required by applicable law, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Plans (or any award documents under the Plans) or the Indemnity Agreement, the Company may reform this Agreement, the Plans (or any award documents under the Plans), the Indemnity Agreement, or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.

7.6         Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7           Representations.

(a)          The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)          The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

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7.8         Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of New York. Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of New York having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.9         Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Change in Control, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company or entity resulting from such Change in Control or to which the assets shall be sold or transferred, which entity from and after the date of such Change in Control shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder.

7.10       Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11       No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12       Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.13       Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14       Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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7.15       Effectiveness. This Agreement shall be effective as of the Effective Date when signed by the Executive and the Company.

7.16       Section 409A of the Code.

(a)          It is the intent of the parties that payments and benefits under this Agreement are exempt from the provisions of Section 409A of the Code and, to the extent not so exempt, comply with Section 409A of the Code and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code. To the extent that any provision hereof is modified by the parties to try to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

(b)          If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c)          Any expense reimbursement under this Agreement shall be made promptly upon Executive’s presentation to the Company of evidence of the fees and expenses incurred by the Executive and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, except for (i) the limit on the amount of outplacement costs and (ii) any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. If necessary to comply with Section 409A of the Code, the Executive will not be deemed to terminate employment unless such termination of employment also qualifies as a “separation from service” under Treasury Regulation Section 1.409A-1(h). Each payment of severance of other benefits that is subject to Section 409A of the Code is considered a separate payment under Treasury Regulation Section 1.409A-2(b).

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7.17       Survival. As provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII and specified parts of Articles IV and V, including parts relating to the Company’s obligations to provide payments or benefits to the Executive upon termination of employment or expiration of the Term, shall survive the termination or expiration of this Agreement for any reason.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

INSPIREMD, INC.		EXECUTIVE

By:	/s/ Alan W. Milinazzo	/s/ Craig Shore
	Alan W. Milinazzo	Craig Shore, an individual
Its:	President and Chief Executive Officer

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EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Base Amount” shall mean an amount equal to the sum of:

(i)          the Executive’s annual base salary at the highest annual rate in effect at any time during the Term; and

(ii)         the greater of (i) the Executive’s target bonus under Section 2.3 in effect during the fiscal year in which termination of employment occurs, or (ii) the average of the Incentive Compensation (as defined in Section 2.3) actually earned by the Executive (A) with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the year in which termination of the Executive’s employment with the Company occurs or, (B) if greater, with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the Change in Control Date; provided, however, that if the Executive was not eligible for Incentive Compensation for such two consecutive Incentive Compensation periods, the amount included pursuant to this clause (ii) shall be the Incentive Compensation paid to the Executive for the most recent annual Incentive Compensation period. In the event the Incentive Compensation paid to the Executive for any such prior Incentive Compensation period represented a prorated full-year amount because the Executive was not employed by the Company for the entire Incentive Compensation period, the Incentive Compensation paid to the Executive for such period for purposes of this clause (ii) shall be an amount equal to such prorated full-year amount.

“Board” shall mean the Board of Directors of the Company. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Executive’s employment because of the Executive’s: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) a material breach by the Executive of this Agreement, and the duties described therein, or any other agreement to which the Executive and the Company or a member of the Company Group are parties, including, without limitation, wrongful disclosure of Confidential Information or violation of Article VI of this Agreement; (iv) commission by the Executive of acts that are dishonest and demonstrably injurious to a member of the Company Group, monetarily or otherwise; (v) any violation by the Executive of any fiduciary duties owed by him to the Company or a member of the Company Group; (vi) the Executive’s failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties; and (vii) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Company Group, including, without limitation (a) if the Executive has undertaken to provide any chief financial officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Executive’s willful failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Company to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act.

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“Change in Control” means the first to occur of the following events:

(i)          A change in ownership of the Company. On the date any “Person” (as defined in subparagraph (iv) below) acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that there shall be no Change in Control and this subparagraph (i) shall not apply if such acquiring Person is a corporation and 2/3’s of the Board of Directors of the acquiring Person immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such fifty percent (50%) or more total fair market value or total voting power; and provided, further, that if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to be a Change in Control; or

(ii)         A change in the effective control of the Company. On the date that either: (a) any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or on the date a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)        A change in the ownership of a substantial portion of the Company's assets. On the date any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is such a sale or transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company.

(iv)        For purposes of subparagraphs (i), (ii) and (iii) above, “Person” shall have the meaning given in Code Section 7701(a)(1). Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.

“Change in Control Date” shall mean the date on which a Change in Control occurs.

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“Change in Control Period” shall mean the 24 month period commencing on the Change in Control Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the Change in Control Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change in Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change in Control, then the “Change in Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company, together with its subsidiaries including the Subsidiary.

“Comparable Offer of Employment” shall mean: (i) that the proposed compensation, severance and benefits, in the aggregate, to be paid by the Company or any successor to the Company in a Change in Control (including, without limitation the purchaser of all or substantially all of the Company’s assets) offering employment are commensurate with the compensation, severance and benefits payable to the Executive pursuant to this Agreement; (ii) the Executive incurs no demotion to his position with the Company from the position the Executive held immediately prior to the Change in Control Date; or (iii) the Executive’s principal place of employment has not changed to any location that is more than fifty (50) miles from his principal place of work immediately prior to the Change in Control Date, without the prior written consent of the Executive.

“Competing Business” means any business or activity that (i) competes with any member of the Company Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and (ii) involves (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Company Group during Term or (B) products or services so similar in nature to that of any member of the Company Group during Term (or that any member of the Company Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company Group. Competing Business shall include, but not be limited to, any entity or person engaged in the business of manufacturing and selling medical devices for the intravascular or intra coronary treatment of vascular diseases, including stents and mesh technologies, and any other business the Company Group is engaged in during Executive’s employment or that was seriously considered by the Company Group within the two years preceding the termination of this Agreement.

“Confidential Information” shall include Trade Secrets and confidential and proprietary information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company Group (such as non-public information), (ii) is designated or marked by any member of the Company Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Company Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Company Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

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“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Chief Executive Officer and the Executive (or his legal representative, if applicable). If the Chief Executive Officer and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

“Good Reason” shall mean the purchaser of the Company’s assets or common stock in a Change in Control or the surviving entity of a Change in Control does not offer the Executive a Comparable Offer of Employment. The Executive shall not have “Good Reason” for purposes of this Agreement if the Executive receives a Comparable Offer of Employment, but refuses to accept such offer. Further, “Good Reason” shall only exist if the Executive provides written notice to the Company (or its successor in interest in a Change in Control) of the terms that the Executive alleges cause the offer to fail to be a Comparable Offer of Employment within thirty (30) days of the Executive’s receipt of such offer, the Company (or its successor in interest) fails to modify the offer to be a Comparable Offer of Employment within thirty (30) days of its receipt of such notice, and the Executive terminates his employment no later than thirty (30) days following the end of such cure period.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Company Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Company Group.

“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

“Subsidiary” shall mean InspireMD Ltd., a wholly-owned subsidiary of the Company.

“Trade Secrets” are information of special value, not generally known to the public that any member of the Company Group has taken steps to maintain as secret from Persons other than those selected by any member of the Company Group.

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